Exhibit 10.5

PLANAR SYSTEMS, INC.

RESTRICTED STOCK UNIT AWARD NOTICE

2009 INCENTIVE PLAN

Planar Systems, Inc. (the “Company”) hereby grants to you a Restricted Stock Unit Award (the “Award”). The Award is subject to all the terms and conditions set forth in (i) this Restricted Stock Unit Award Notice (the “Award Notice”), (ii) the Restricted Stock Unit Award Agreement and (iii) the Company’s 2009 Incentive Plan (the “Plan”), which are available as provided below and incorporated into the Award Notice in their entirety.

Participant:
Grant Date:	September 27, 2010
Number of Restricted Stock Units:

Vesting Commencement Date and Vesting Schedule:

The number of Restricted Stock Units that vest and become payable and the timing of the vesting will depend on achievement of certain performance goals to be determined by the Committee in its sole discretion discretion upon approval by the Company’s Board of Directors of a three- to five-year Strategic Plan during the first half of fiscal year 2011; provided, however, that the Award will vest and cease to be subject to forfeiture on an accelerated basis as provided in the Severance Agreement (as defined below). You will be notified of these performance goals in writing as soon as practicable after the Committee determines them and they shall be attached to this Award Notice as Exhibit A. Unless the Committee determines otherwise, any Restricted Stock Units that do not vest by December 31, 2015 shall be forfeited on that date, and that portion of the Award will terminate.

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice, the Restricted Stock Unit Award Agreement and the Plan. You further acknowledge that as of the Grant Date, the Award Notice, the Restricted Stock Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the subject, with the exception of the Amendmend and Restated Executive Severance Agreement dated                      between you and the Company (the “Severance Agreement”).

PLANAR SYSTEMS, INC.		PARTICIPANT

By:	Gerald Perkel	[Name]
Its:	President and Chief Executive Officer	Taxpayer ID:

Incorporated Documents:
1. Restricted Stock Unit Award Agreement (Attachment 1) 2. 2009 Incentive Plan (available on Planar World) 3. Plan Summary (available on Planar World)		Address:

ATTACHMENT 1

PLANAR SYSTEMS, INC.

2009 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), Planar Systems, Inc. (the ”Company”) has granted you a Restricted Stock Unit Award (the “Award”) under its 2009 Incentive Plan (the “Plan”) for the number of Restricted Stock Units indicated in your Award Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the Award are as follows:

1.	Vesting

The Award will vest and become payable according to the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). One share of the Company’s Common Stock will be issuable for each Restricted Stock Unit that vests and becomes payable. Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.” The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) and become payable in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Units”). As soon as practicable after Unvested Units become Vested Units, the Company will settle the Vested Units by issuing to you one share of the Company’s Common Stock for each Vested Unit. The Award will terminate and the Units will be subject to forfeiture upon your Termination of Service as set forth in Section 2.

2.	Termination of Award upon Termination of Service

Unless the Plan Administrator determines otherwise prior to your Termination of Service, upon your Termination of Service any portion of the Award that has not vested as provided in Section 1 will immediately terminate and all Unvested Units shall immediately be forfeited without payment of any further consideration to you.

3.	Securities Law Compliance

3.1 You represent and warrant that you (a) have been furnished with a copy of the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

3.2 You hereby agree that you will in no event sell or distribute all or any part of the shares of the Company’s Common Stock that you receive pursuant to settlement of this Award (the “Shares”) unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to maintain any registration of the Shares with the SEC and has not represented to you that it will so maintain registration of the Shares.

3.3 You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

3.4 You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

4.	Transfer Restrictions

Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

5.	No Rights as Stockholder

You shall not have voting or other rights as a stockholder of the Common Stock with respect to the Units.

8.	Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

9.	Withholding

You are ultimately responsible for all taxes owned in connection with this Award (e.g., at vesting and/or upon receipt of the Shares), including any domestic or foreign tax withholding obligation required by law, whether national, federal, state or local, including FICA or any other social tax obligation (the “Tax Withholding Obligation”), regardless of any action the Company or any Related Company takes with respect to any such Tax Withholding Obligation that arises in connection with this Award. As a condition to the issuance of Shares pursuant to this Award, you agree to make arrangements satisfactory to the Company for the payment of the Tax Withholding Obligation that arises upon receipt of the Shares or otherwise. The Company may refuse to issue any Shares to you until you satisfy the Tax Withholding Obligation. At your request, the Company will withhold from the shares otherwise payable to you with respect to your Vested Units the number of whole shares of the Company’s common stock required to satisfy the minimum applicable Tax Withholding Obligation, the number to be determined by the Company based on the Fair Market Value of the Company’s Common Stock on the date the Company is required to withhold. Notwithstanding the forgoing, to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to you, an amount sufficient to satisfy the Tax Withholding Obligation.

10.	Dividends

To the extent the Company pays any cash dividends with respect to shares of the Company’s Common Stock while this Award is outstanding, the Company will retain for your account an amount of cash equal to any such dividends payable with respect to the shares covered by your Unvested Units, and such amount will be paid to you in a lump sum upon the vesting and payment of such Unvested Units in accordance with this agreement, subject to any applicable Tax Withholding Obligation. You will have no right to receive any dividend payments pursuant to this Section 10 with respect to Units that do not vest or are otherwise forfeited.

11.	General Provisions

11.1 Assignment. The Company may assign its forfeiture rights at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company’s Board of Directors.

11.2 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

11.3 Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Agreement.

11.4 Agreement Is Entire Contract. This Agreement (together with [the Severance Agreement (as defined in the Award Notice)) constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

11.5 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

11.6 No Employment or Service Contract. Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or a Related Company, to terminate your employment or services on behalf of the Company, for any reason, with or without Cause.

11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

11.8 Governing Law. This Agreement will be construed and administered in accordance with and governed by the laws of the State of Oregon.